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                                 SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED BY
                                               RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Under Rule 14a-12

                          Willamette Industries, Inc.
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               (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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The following letter is being sent to employees of Willamette Industries,
Inc. on February 5, 2001:


[Willamette Industries, Inc. Letterhead]

                                                1300 S.W. Fifth Ave., Suite 3800
                                                              Portland, OR 97201
                                                                  (503) 227-5581

Dear fellow employee:

As you have probably seen, Weyerhaeuser announced last week that it has once again extended its $48 per share hostile tender offer, this time to March 30. Their latest extension - and any future extensions of the same offer -- will change nothing. Our board has said we are not for sale and it continues to strongly believe that Weyerhaeuser's offer is inadequate and not in the best interest of shareholders, employees and our other constituencies.

Regarding Weyerhaeuser's announcement that nearly 51 percent of Willamette's shares were tendered, it is important to understand that they do not own those shares and, because of our takeover protections, it is highly unlikely that they will buy them without the consent of Willamette's board. It is also worth noting that, despite a month of intense effort by Weyerhaeuser, including numerous calls and letters to our shareholders, the total number of shares tendered in their favor has risen by only 3 percent. This is hardly a ringing endorsement of Weyerhaeuser's offer. In fact, some in the Wall Street community are suggesting that Weyerhaeuser go on to other pursuits. We encourage them to do so.

Weyerhaeuser continues to tell the world that this transaction is "too compelling" to ignore. What they fail to say is that it is "too compelling" for Weyerhaeuser and its shareholders, because they are trying to purchase the best performing company in our industry at a bargain basement price. We see nothing compelling about this combination from Willamette's point of view. In fact, recent movements in industry-wide stock prices further demonstrate just how opportunistic their proposal is.

As our latest financial results once again demonstrated, Willamette is the premier company in the forest products industry. We have confidence in our strategy and we have a bright future as an independent business. We have achieved and maintained this position through the exceptional performance and commitment of our employees. I'd like to personally thank you all again for the dedication you have shown and your refusal to be distracted by the actions of a competitor.

Many of you have spoken to me about this situation and asked what more could be done to turn Weyerhaeuser away once and for all. Like me, you are frustrated, but I would urge you to continue to be patient and to stay focused on our business. Willamette's employees have a great reputation for integrity and their ability to work through difficult situations, and
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we will work through this as well. We are prepared to fight this battle as long as necessary and I promise, once again, to keep you informed of any new developments.

Sincerely,

Duane C. McDougall

Investors are urged to read the proxy statement that will be filed by Willamette in connection with the 2001 annual meeting of shareholders when it becomes available, as well as any solicitation/recommendation statement that has been or may be filed by Willamette, because they contain important information. Each of these documents has been or will be filed with the SEC and investors may obtain a free copy of them at the SEC's Internet web site at www.sec.gov. These documents may also be obtained for free (when available) from Willamette by directing such request to: Willamette Industries, Inc., Attention: Investor Relations, 1300 S.W. Fifth Avenue, Suite 3800, Portland, Oregon 97201, telephone: (503) 227-5581, or MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or at (212) 929-5500 (collect) or by e-mail at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Willamette's shareholders is available in the Soliciting Materials on Schedule 14A filed by Willamette with the SEC on January 3, 2001.